EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form SB-2 (No. 333-139689) of our report dated March 12. 2007 relating to the consolidated financial statements of New Century Companies, Inc and Subsidiary (the Company) as of December 31, 2006 and each of the years in the two year period ended December 31, 2006 which appear in the Registration Statement and also appear in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

\ s\ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
November 8, 2007